Exhibit 99.2

HCP PRICES OFFERING OF 18 MILLION SHARES

LONG BEACH, CA — May 5, 2009 — HCP (NYSE:HCP) announced the pricing of its public offering of 18 million shares of common stock at a price per share of $21.25. The proceeds from this offering will be approximately $382.5 million and will be used to repay all amounts of indebtedness outstanding under HCP’s bridge loan facility, with the remainder to be used for general corporate purposes.

The underwriters also have an option to purchase up to 2.7 million shares of common stock exercisable within 30 days.

The offering of shares of HCP common stock may be made only by means of a prospectus, copies of which can be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by telephone toll free at (888) 827-7275, and Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080, or by telephone at (212) 449-1000.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of March 31, 2009, HCP’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 692 properties among the following segments: 264 senior housing, 100 life science, 254 medical office, 23 hospital and 51 skilled nursing.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP
James F. Flaherty III
Chairman and Chief Executive Officer
562-733-5100